Exhibit 10.41

Kevin Hogan	Private & Confidential
Executive Vice President –
Life & Retirement	November 23, 2020
175 Water Street
New York, NY 10038	Todd Solash
www.aig.com

Re: AIG Leadership Continuity Award

Dear Todd:

In recognition of your important role within Life & Retirement, you have been selected to receive a continuity incentive award under the AIG Leadership Continuity Plan (the “Plan”). This award is in addition to, and not in lieu of, any other incentive compensation you may otherwise be entitled to receive from American International Group, Inc. (“AIG”) and its consolidated subsidiaries (collectively, the “Company”) and in no way affects your right to participate in the Company’s severance programs if you are otherwise eligible.

This letter agreement and the Plan set forth the legally binding terms of your Award. A copy of the Plan is attached to this letter agreement. If you agree to the terms of this Award, please sign and return a copy of this letter, which (together with the terms of the Plan) will become a binding agreement on our receipt.

Your Award Amount

AIG agrees to pay you a cash award of USD 2,000,000 (your “Award”) payable in two parts if you remain Employed (as defined in the Plan) through each “Vesting Date” (November 1, 2021 and November 1, 2022).

Payment and Vesting

AIG agrees to pay you a cash award of USD 1,000,000 if you remain Employed on November 1, 2021, and an additional cash award of USD 1,000,000 if you remain Employed on November 1, 2022. Your Award will be paid to you as soon as practicable following the scheduled Vesting Dates, subject to all applicable holdings.

Except as provided in Section 10 of the Plan, you must remain Employed through the scheduled Vesting Dates to receive your Award. If you voluntarily terminate your Employment for any reason before the scheduled Vesting Dates (including any claim by you of constructive termination) or if your Employment is terminated by the Company for any reason other than a termination without Cause (as defined in the Plan), you will forfeit any right to your Award.

Non-Disclosure

Subject to and in addition to any confidentiality or non-disclosure requirements to which you were subject prior to the date you signed this letter agreement, by signing this letter agreement you agree that during your Employment and any time thereafter, (i) all confidential, proprietary and/or trade secret information received, obtained or possessed at any time by you concerning or relating to the business, financial, operational, marketing, economic, accounting, tax or other affairs at the Company or any client, customer, agent or supplier or prospective client, customer, agent or supplier of the Company will be treated by you in the strictest confidence and will not be disclosed or used by you in any manner other than in connection with the discharge of your job responsibilities without the prior written consent of the Company or unless required by law, and (ii) you will not remove or destroy any confidential, proprietary and/or trade secret information and will return any such information in your possession, custody or control at the end of your Employment (or earlier if so requested by the Company).

Providing Notice of any Decision to Leave the Company

If you are not currently subject to a notice period, by signing this letter agreement you hereby agree to provide the Company with at least 60 days’ advance notice of any termination of your Employment. Following receipt of such notice, the Company may, at its sole discretion, choose to (1) waive that notice period (thereby your termination of Employment will be effective immediately) or (2) place you on paid leave, at your then-current salary, for any or all of the notice period.

Agreement Not to Solicit

Subject to and in addition to any non-solicitation requirements to which you were subject prior to the date you sign this letter agreement, by signing this letter agreement you agree that (i) during your Employment with the Company and any time thereafter, you will not, directly or indirectly, on your own behalf or on behalf of any other person or entity, solicit, contact, call upon, communicate with or attempt to communicate with any customer or client or prospective customer or client of the Company where to do so would require the use or disclosure of confidential, proprietary and/or trade secret information, and (ii) during your Employment with the Company and for a period of one (1) year after Employment terminates for any reason (or no reason), you will not, directly or indirectly, regardless of who initiates the communication, hire, solicit, participate in the solicitation or recruitment of, or in any manner encourage or provide assistance to any employee, consultant, registered representative, or agent of the Company to terminate his or her Employment or other relationship with the Company or to leave its employ or other relationship with the Company.

For the avoidance of doubt, the provisions above shall be applicable regardless of whether the Award vests and is paid to you.

I ask that you treat your Award as confidential and do not divulge either its existence or terms to anyone other than your immediate family, attorneys (who should be instructed to treat the terms as confidential) or tax advisors.

On behalf of AIG, I want to thank you for your service and look forward to your continued contributions.

Sincerely,

/s/ Kevin Hogan

Kevin Hogan
Executive Vice President – Life & Retirement

Accepted & Agreed:

Todd Solash	Date